UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Ditson, Jesse Allen
   One Gateway Center, 19th Floor
   Pittsburgh, PA  15222
   USA
2. Issuer Name and Ticker or Trading Symbol
   The Carbide/Graphite Group, Inc.
   CGGI
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   3/31/00
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Vice President & Plant Manager - St. Marys
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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 Common Stock, $0.01 par va|3/15/0|I   | |1,577             |A  |$5.25      |1,577              |D     |                           |
lue                        |0     |    | |                  |   |           |                   |      |                           |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
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  Employee Stock Optio|$21.5312|     |    | |           |   |(1)  |7/31/|Common Stock|       |       |6,000       |D  |            |
n (Right to Buy)      |5       |     |    | |           |   |     |08   |            |       |       |            |   |            |
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Employee Stock Option |$13.9375|     |    | |           |   |(2)  |7/31/|Common Stock|       |       |8,000       |D  |            |
(Right to Buy)        |        |     |    | |           |   |     |09   |            |       |       |            |   |            |
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Employee Stock Option |$5.53125|     |    | |           |   |(3)  |2/28/|Common Stock|       |       |7,000       |D  |            |
(Right to Buy)        |        |     |    | |           |   |     |10   |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
(1) Options vest and become exercisable as follows: 2,000 on July 31, 1999; 2,000 on July 31, 2000; and 2,000 on July 31, 2001.
(2) Options vest and become exercisable as follows: One third on July 31, 2000; One third on July 31, 2001; and One third on July 31, 2002.
(3) Options vest and become exercisable at the rate of one-third on each of February 28, 2001, 2002 and 2003.
SIGNATURE OF REPORTING PERSON
Filed via EDGAR--Manual signature maintained by the Company
DATE
April 10, 2000